EXHIBIT 99.1

Contact: Richard L. Van Kirk, Chief Executive Officer

(949) 769-3200

For Immediate Release

PRO-DEX, INC. ANNOUNCES FISCAL 2021

FOURTH QUARTER AND FULL-YEAR RESULTS

IRVINE, CA, August 26, 2021 - PRO-DEX, INC. (NasdaqCM: PDEX) today announced financial results for its fiscal 2021 fourth quarter and full-year ended June 30, 2021.

Quarter Ended June 30, 2021

Net sales for the three months ended June 30, 2021 decreased $1.7 million, or 15%, to $9.4 million from $11.1 million for the three months ended June 30, 2020, due primarily to decreased medical device sales. This is due to two product launches in the prior fiscal year which had high initial sales volumes, which is typical, as our customers generally order in higher volumes in the beginning of a product introduction. Also, six to twelve months following launch our customers typically begin reordering these products on a quarterly basis and these orders continue to help facilitate our year-over-year growth. Gross profit for the three months ended June 30, 2021 decreased $1.2 million, or 27%, to $3.1 million from $4.3 million for the same period in 2020. The decrease in gross margin is due to a decline in 4th quarter sales of the two aforementioned product launches, as well as price concessions to our largest customer, coupled with under-absorption of our fixed costs resulting, in part, from lower sales volumes.

Operating expenses (which include selling, general and administrative, and research and development expenses) for the quarter ended June 30, 2021 increased 21% to $2.5 million from $2.1 million in the prior year’s corresponding quarter, due primarily to increased expenditures of $385,000 in research and development costs to support our continued efforts to further grow our business.

Net income for the quarter ended June 30, 2021 decreased by $1.7 million to $0.9 million, or $0.22 per diluted share, compared to $2.5 million, or $0.64 per diluted share, in the corresponding quarter in 2020.

Year Ended June 30, 2021

Net sales for the fiscal year ended June 30, 2021 increased $3.2 million, or 9%, to $38.0 million from $34.8 million for the fiscal year ended June 30, 2020, due primarily to increases in medical device revenues. Specifically, we generated an increase in sales of $4.8 million in fiscal 2021 over fiscal 2020 due to the new thoracic driver we launched to our second largest customer in the prior fiscal year, much of which represented the fulfillment of their initial launch orders.

Gross profit for the fiscal year ended June 30, 2021 increased $0.4 million, or 3%, to $13.6 million compared to $13.1 million for fiscal 2020, due to increased revenues.

Operating expenses (which include selling, general and administrative, and research and development expenses) for the fiscal year ended June 30, 2021 increased 49% to $9.1 million from $6.1 million in the prior fiscal year. Of the total increase in operating expenses, $887,000 relates to an increase in general and administrative expenses primarily due to increased non-cash stock compensation expense in the amount of $615,000 as well as $267,000 in expenses related to our newly acquired commercial building. Our $2.1 million increase in research and development costs from fiscal 2020 to fiscal 2021 reflects our continued investment in new product development as well as our commitment to continuous improvement of our existing products.

Net income for the fiscal year ended June 30, 2021 was $4.5 million, or $1.13 per diluted share, compared to $6.1 million, or $1.50 per diluted share, for fiscal 2020.

Although we have released our earnings prior to our Annual Report on Form 10-K with the Securities and Exchange Commission, we are able to do this because we are a non-accelerated filer and as a result have more time to do so at fiscal year-end. During our quarterly reporting periods, we anticipate that our earnings releases will continue to be released at the same time as our Form 10-Q’s are filed with the Securities and Exchange Commission. We anticipate filing our Form 10-K with the Securities and Exchange Commission on September 9, 2021.

Guidance

Pro-Dex typically does not provide sales, earnings, or other guidance, and while the COVID-19 pandemic did not materially adversely affect our financial results in our fiscal year ended June 30, 2021, we did experience under-absorbed manufacturing costs, due in part from compensated absences related to COVID-19, a portion of which we expect to recover from amended payroll tax returns, as prescribed by the Families First Coronavirus Response Act. Additionally, during calendar 2021, we began to see some challenges in our supply chain in the form of delayed shipments, longer lead times, and surcharges, much of which our suppliers indicate have been caused by the pandemic. If any of these conditions persist or are exacerbated in the future, we could be negatively impacted. We have and continue to implement plans and processes to mitigate these challenges that many manufacturers similarly face. Our prospects remain positive with additional capacity forthcoming to allow for continued sales growth through our aggressive product development efforts.

CEO Comments

“We are very pleased with our continued year-over-year sales growth, as well as the progress we have made in readying our new building for move-in.” said the Company’s President and Chief Executive Officer Richard L. (“Rick”) Van Kirk. “While we are unable to predict the total impact of the COVID-19 pandemic, we remain vigilant in our efforts to provide a safe workplace for our employees, excellent service to our customers, and continue to focus on strategic investments in plant and equipment and product development efforts to continue to grow our business. With our new building and additional capacity coming online this year, combined with our focus on new business development and technology, we are excited about fulfilling the potential of the new building and growing our business significantly for years to come.”

R&D Projects

The amount spent on projects under development is summarized below (in thousands):

	Years Ended June 30,		Expected Market Launch(1)	Estimated Annual Revenue
	2021	2020
	Dollars in thousands
Total Research and Development costs:	$4,384	$2,315

Products in development:
ENT Shaver	829	475	Q4 2021	$1,000
CMF Driver	826	194	(2)	$1,000
Vital Ventilator	191	—	Q1 2022	$1,500
Sustaining & Other	2,538	1,646
Total	$4,384	$2,315

(1)	Represents the calendar quarter of expected market launch.
(2)	The CMF Driver was completed in the third quarter of fiscal 2021 and shipped to our existing largest customer under a distribution agreement we executed in the first quarter of fiscal 2021. We generated revenue of $220,000 related to these initial shipments during the third quarter ended March 31, 2021. This project is now complete and future engineering expenses related to this project will be included in sustaining and other engineering expenses.

As we introduce new products into the market, we expect to see an increase in sustaining and other engineering expenses. Typical examples of sustaining engineering activities include, but are not limited to, end-of life component replacement, especially in electronic components found in our PCB assemblies, analysis of customer complaint data to improve process and design, replacement and enhancement of tooling and fixtures used in our machine shop, assembly operations and inspection areas to improve efficiency and through-put. Additionally, these costs include development projects that may be in their infancy and may or may not result in a full-fledged product development effort.

About Pro-Dex, Inc.:

Pro-Dex, Inc. specializes in the design, development, and manufacture of autoclavable, battery-powered, and electric multi-function surgical drivers and shavers used primarily in the orthopedic, thoracic, and maxocranial facial markets. We have patented adoptive torque-limiting software and proprietary sealing solutions which appeal to our customers, primarily medical device distributors. Pro-Dex also sells rotary air motors. Pro-Dex's products are found in hospitals and medical engineering labs around the world. For more information, visit the Company's website at www.pro-dex.com.

Statements herein concerning the Company's plans, growth and strategies may include “forward-looking statements” within the context of the federal securities laws. Statements regarding the Company's future events, developments and future performance (including, but not limited to, the potential future impact of the COVID-19 pandemic, the timing of expected market launches, and the estimated annual revenue from new product launches) as well as management's expectations, beliefs, plans, estimates, or projections relating to the future are forward-looking statements within the meaning of these laws. The Company's actual results may differ materially from those suggested as a result of various factors. Interested parties should refer to the disclosure concerning the operational and business concerns of the Company set forth in the Company's filings with the Securities and Exchange Commission.

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PRO-DEX, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(In thousands, except share data)

	June 30,
	2021	2020
ASSETS
Current assets:
Cash and cash equivalents	$3,721	$6,421
Investments	1,295	2,560
Accounts receivable, net of allowance for doubtful accounts of $2 and $6 at June 30, 2021 and 2020, respectively	10,933	5,155
Deferred costs	193	155
Inventory	8,437	8,238
Prepaid expenses and other current assets	434	145
Total current assets	25,013	22,674
Land and building, net	6,437	—
Equipment and improvements, net	3,845	2,686
Right of use asset, net	2,605	2,943
Intangibles, net	186	162
Deferred income taxes, net	463	259
Investments	1,704	2,360
Other assets	67	42
Total assets	$40,320	$31,126

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$2,288	$1,965
Accrued liabilities	2,198	2,411
Deferred revenue	150	200
Notes payable	1,236	651
Total current liabilities	5,872	5,227
Non-current liabilities:
Lease liability, net of current portion	2,432	2,750
Income taxes payable	397	804
Notes payable, net of current portion	11,535	3,283
Total non-current liabilities	14,364	6,837
Total liabilities	20,236	12,064

Commitments and Contingencies:

Shareholders’ equity:
Common stock, no par value, 50,000,000 shares authorized; 3,645,660 and 3,811,137 shares issued and outstanding at June 30, 2021 and 2020, respectively	7,953	12,752
Accumulated other comprehensive loss	(215)	(1,586)
Retained earnings	12,346	7,896
Total shareholders’ equity	20,084	19,062
Total liabilities and shareholders’ equity	$40,320	$31,126

PRO-DEX, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share data)

	Three Months Ended June 30, (Unaudited)		Years Ended June 30,
	2021	2020	2021	2020

Net sales	$9,435	$11,125	$38,029	$34,834
Cost of sales	6,316	6,837	24,454	21,692
Gross profit	3,119	4,288	13,575	13,142

Operating (income) expenses:
Selling expenses	175	138	590	577
General and administrative expenses	1,154	1,137	4,076	3,189
Gain from disposal of equipment	—	(5)	—	(5)
Research and development costs	1,200	815	4,384	2,315
Total operating expenses	2,529	2,085	9,050	6,076

Operating profit	590	2,203	4,525	7,066
Interest expense	(121)	(56)	(352)	(236)
Other income	—	935	—	952
Gain on sale of investments	533	25	1,327	25
Interest and dividend income	23	35	126	95

Income before income taxes	1,025	3,142	5,626	7,902
Income tax expense	173	596	1,176	1,790
Net income	$852	$2,546	$4,450	$6,112

Basic & Diluted income per share:
Basic net income per share	$0.23	$0.67	$1.17	$1.56

Diluted net income per share	$0.22	$0.64	$1.13	$1.50

Weighted average shares outstanding:
Basic	3,656,052	3,812,145	3,796,516	3,910,940
Diluted	3,796,056	3,979,944	3,936,194	4,078,087

PRO-DEX, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands)

	Years Ended June 30,
	2021	2020
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$4,450	$6,112
Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Depreciation and amortization	686	573
Gain on collection of note receivable	—	(952)
Gain on sale of investments	(1,327)	(25)
Non-cash lease expense	26	41
Gain on sale or disposal of equipment	—	(5)
Amortization of loan fees	49	9
Share-based compensation	901	286
Deferred income taxes	(181)	(22)
Bad debt expense	5	6
Changes in operating assets and liabilities:
Accounts receivable	(5,783)	(1,061)
Deferred costs	(38)	275
Inventory	(199)	(1,999)
Prepaid expenses and other assets	(314)	476
Accounts payable, accrued expenses and deferred rent	105	604
Deferred revenue	(50)	(15)
Income taxes payable	(408)	642
Net cash provided by (used in) operating activities	(2,078)	4,945

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchases of equipment and leasehold improvements	(1,769)	(519)
Purchase of land and building	(6,499)	—
Proceeds from dividend reclassified as return of principal	—	15
Proceeds from sale of equipment	—	5
Proceeds from collection of notes receivable	—	952
Proceeds from sale of investments	4,596	128
Increase in intangibles	(38)	(46)
Purchase of investments	—	(2,822)
Net cash used in investing activities	(3,710)	(2,287)

CASH FLOWS FROM FINANCING ACTIVITIES:
Principal payments on notes payable	(352)	(630)
Borrowing from Minnesota Bank & Trust, net of loan origination fees	9,139	—
Repurchases of common stock	(5,537)	(3,388)
Payments of employee taxes on net issuance of common stock	(259)	—
Proceeds from exercise of stock options and ESPP contributions	97	39
Net cash provided by (used in) financing activities	3,088	(3,979)

Net decrease in cash and cash equivalents	(2,700)	(1,321)
Cash and cash equivalents, beginning of year	6,421	7,742
Cash and cash equivalents, end of year	$3,721	$6,421